Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
AMENDS SENIOR SECURED CREDIT FACILITY, AUTHORIZES
$400 MILLION SHARE REPURCHASE PROGRAM

Company Provides Preliminary Guidance on Expected Third Quarter Results

Tulsa, Oklahoma, September 26, 2011:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced the completion of an amendment to its senior secured credit facility that increased the aggregate amount of share repurchases permitted under the facility.  The Company simultaneously announced that the Board of Directors has increased the authorization of the share repurchase program previously announced on February 24, 2011 from $100 million to $400 million.

Under the terms of the amendment, the Company’s restricted payment basket for share repurchases has been increased to provide for share repurchases up to $300 million, plus 50 percent of cumulative net income since January 1, 2011.  At the time of any share repurchase the Company must maintain minimum liquidity of $100 million, comprised of either cash, available revolver capacity or a combination thereof.  Additionally, the Company is not permitted to utilize borrowings under the revolver for purposes of share repurchases.  All other terms of the credit facility remain unchanged, including the pricing and maturity date.  The final maturity date of the credit facility is scheduled for June 2013.

“We appreciate the ongoing support of our lending group and their recognition of the Company’s robust financial condition,” said Scott L. Thompson, President and Chief Executive Officer.  “The Company has a substantial cash position, no corporate leverage and is generating significant operating cash flow.  This amendment provides us some flexibility to begin to address the efficiency of our capital structure,” said Thompson.

Under the terms of the share repurchase program, the Company's Board of Directors has authorized the repurchase of up to $400 million of DTG stock.  The share repurchase program is discretionary and has no expiration date.  The Company stated that it expects to complete share repurchases of up to $100 million per quarter over the course of the next four quarters, and anticipates that purchases will be executed through accelerated stock buyback programs each quarter.  The timing and amount of share repurchases will be based on market conditions and other factors.  The Company may also repurchase shares in privately negotiated transactions, pursuant to derivative instruments or other types of transactions and arrangements.  The share repurchase program may be increased, suspended or discontinued at any time.

"As previously stated, our primary focus is to properly invest in our business to maximize our return on assets and shareholder value.  Given the Company’s significant cash position and lack of corporate leverage, we believe that returning low earning excess cash through the share repurchase program is appropriate.  We intend to execute share repurchases in a measured fashion in order to retain financial strength and optionality during these uncertain times,” said Thompson.

Guidance for Third Quarter

The Company expects rental revenue for the third quarter of 2011 to increase approximately 2 percent compared to the third quarter of 2010.  Consistent with the trends experienced during the first half of the year, the Company noted that it expects transaction day growth of 3 to 4 percent in the third quarter of 2011, partially offset by a decrease in revenue per day, compared to the prior year.

Corporate Adjusted EBITDA, excluding merger-related expenses, is expected to range from $110 to $120 million for the third quarter of 2011.  Corporate Adjusted EBITDA, excluding merger-related expenses, for the third quarter of 2010 totaled $93.7 million.  The Company noted that it expects gains from sales of risk vehicles to be approximately $18 million in the third quarter of 2011, compared to approximately $10 million of gains in the third quarter of 2010.

The Company noted that its previously announced guidance for the full year of 2011 for rental revenues and fleet costs, as well as its targeted range for Corporate Adjusted EBITDA, excluding merger related expenses, of $270 to $290 million, remain unchanged.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,275 franchises in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties relating to our business that could materially affect our future results include:

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the impact of persistent pricing and demand pressures on our results and our low cost structure, particularly in light of the continuing volatility in the global financial and credit markets, and concerns about global economic prospects and the potential for a return of recessionary conditions that could materially adversely affect consumer discretionary spending, including for leisure travel on which we are substantially dependent;

•
the impact of pending and future U.S. governmental action to address budget deficits through reductions in spending and similar austerity measures, which could materially adversely affect unemployment rates and consumer spending levels;

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the impact of developments outside the United States, such as the sovereign credit issues in certain countries in the European Union, which could affect the relative volatility of global credit markets generally, and the continuing significant political unrest in certain oil-producing countries, which has caused prices for petroleum products, including gasoline, to rise and adversely affect both broader economic conditions and consumer spending levels;

•	the impact of pricing and other actions by competitors;
•
our ability to manage our fleet mix to match demand and meet our target for vehicle depreciation costs, particularly in light of the significant increase in the level of risk vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used vehicle market;

•
the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used vehicle market on our vehicle cost, including the impact on vehicle depreciation costs in 2011 based on recent pricing volatility in the used vehicle market, and our ability to reduce our fleet capacity as and when projected by our plans;

•	the strength of the recovery in the U.S. automotive industry, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers, and whether the recovery is sustained;
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airline travel patterns, including disruptions or reductions in air travel resulting from capacity reductions, pricing actions, severe weather conditions, industry consolidation or other events, particularly given our dependence on leisure travel;

•	access to reservation distribution channels, particularly as the role of the Internet increases in the marketing and sale of travel-related services;
•	our ability to obtain cost-effective financing as needed (including replacement of asset-backed notes and other indebtedness as it comes due) without unduly restricting our operational flexibility;
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our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to Financial Guaranty Insurance Company, the monoline insurer that provides credit support for one of our asset-backed financing structures;

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our ability to comply with financial covenants, including the new financial covenants included in our amended senior secured credit facilities, and the impact of those covenants on our operating and financial flexibility;

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whether our preliminary expectations about our federal income tax position, after giving effect to the impact of the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010, are affected by changes in our expected fleet size or operations or further legislative initiatives relating to taxes in the United States or elsewhere;

•	the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation;

•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;
•	the effectiveness of actions we take to manage costs and liquidity; and
•	the impact of other events that can disrupt consumer travel, such as natural and man-made catastrophes, pandemics, social unrest and actual and perceived threats or acts of terrorism.

We are also subject to risks relating to a potential business combination transaction, including the following:

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whether Hertz Global Holdings, Inc. (“Hertz”) would obtain regulatory approval to engage in a business combination transaction with us and, if so, the conditions upon which such approval would be granted (including potential divestitures of assets or businesses), whether we and Hertz would reach agreement on the terms of such a transaction, whether our stockholders would approve the transaction and whether other conditions to consummation of the transaction would be satisfied or waived;

•
the risks to our business and prospects pending any future business combination transaction, diversion of management’s attention from day-to-day operations, a loss of key personnel, disruption of our operations, and the impact of pending or future litigation relating to any business combination transaction; and

•
the risks to our business and growth prospects as a stand-alone company, in light of our dependence on future growth of the economy as a whole to achieve meaningful revenue growth in the key airport and local markets we serve, high barriers to entry in the insurance replacement market, and capital and other constraints on expanding company-owned stores internationally.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Anna Bootenhoff
Investor Relations and Corporate Communications
(918) 669-2236
Anna.Bootenhoff@dtag.com